EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.

NEWS RELEASE

First Chester County Corporation Reports Earnings for

Fourth Quarter 2008

West Chester, PA. – February 23, 2009 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), announced fourth quarter net income of $1.3 million for the three-months ended December 31, 2008 compared to $1.7 million for the three-months ended December 31, 2007. Basic earnings per share for the three months ended December 31, 2008 and December 31, 2007 was $0.25 and $0.34, respectively. Diluted earnings per share for the three months ended December 31, 2008 and December 31, 2007 was $0.25 and $0.33, respectively. Net income for the year ended December 31, 2008 was $5.5 million as compared to $7.7 million during the same period in 2007. Basic earnings per share for the year ended December 31, 2008 and 2007 was $1.05 and $1.49 respectively. Diluted earnings per share for the year ended December 31, 2008 and 2007 was $1.05 and $1.47, respectively.

“This past year was challenging for the banking industry,” said John A. Featherman, III, First Chester County’s Chairman and CEO. “Faced with difficult economic and financial market conditions, First National’s results were negatively impacted from the write down of investment securities and overnight investments as well as an increased provision for loan and lease losses. However, despite these charges, First National’s balance sheet and core banking operations remain strong. We continue to be “well capitalized” (a) and have experienced healthy asset and deposit growth from both organic growth and from our acquisition of American Home Bank on December 31, 2008.”

The results for the year ended December 31, 2008 were negatively impacted by certain events. In the third quarter of 2008, the company recorded a $1.4 million pretax loss from the write-down of assets, including an $850 thousand non-cash pretax other than temporary impairment loss on a $1.0 million Lehman Brothers Note held in the Bank’s investment portfolio, a $417 thousand pretax loss on a $13.8 million investment in the Reserve Primary Fund, a short term overnight money market fund, and a $169 thousand non-cash pretax write-down of property held as OREO. The aggregate after tax impact of these losses is $948 thousand.

When comparing results of 2008 to 2007 it is important to note certain events that impacted 2007 net income. The results for the year ended December 31, 2007 included a $1.4 million pretax gain on the sale of facilities in the third quarter of 2007 and $507 thousand of pretax gains and interest income recorded in the second quarter of 2007 from the sale of a $5.9 million loan that had been on non-accrual status. The after tax impact of these 2007 events was a $1.2 million gain.

Net interest income increased by 6.2% or $488 thousand for the three months ended December 31, 2008 and 4.5% or $1.4 million for the year ended December 31, 2008 from the same periods in 2007. These increases were caused by a decrease in interest expense offset partially by decreases in interest income.

Interest income decreased by 4.6% or $650 thousand for the three months ended December 31, 2008 and 2.0% or $1.1 million for the year ended December 31, 2008 from the same periods in 2007. These decreases were primarily due to decreases in the rates earned on interest-earning assets, partially offset by growth in the loan portfolio. Gross loans and leases was $940.1 million at December 31, 2008, as compared to $742.8 million at December 31, 2007. Gross loans and leases at December 31, 2008 includes $110.9 million of loans acquired through the American Home Bank acquisition.

Interest expense decreased by 17.8% or $1.1 million for the three months ended December 31, 2008 and 10.2% or $2.5 million for the year ended December 31, 2008 from the same periods in 2007. These decreases in interest expense were driven mainly by decisions to decrease interest rates paid on deposits. These decisions reflected Federal Reserve rate reductions and market interest rate decreases. These decreases were partially offset by increases in deposits and FHLB borrowings. Total deposits were $1.0 billion at December 31, 2008 compared to $704.9 million at December 31, 2007. Total deposits at December 31, 2008 includes $194.2 million of deposits acquired through the American Home Bank acquisition. Total FHLB advances and other borrowings were $171.2 million at December 31, 2008 compared to $115.4 million at December 31, 2007. Total FHLB advances and other borrowings at December 31, 2008 includes $36.6 million of borrowings acquired through the American Home Bank acquisition.

Non-interest income decreased $134 thousand or 4.9% for the three months ended December 31, 2008. This decrease was primarily due to a decrease in wealth management and advisory services income. Non-interest income decreased $2.3 million or 19.1% for the year ended December 31, 2008. This decrease was primarily due to the $1.4 million write-down of assets recorded in 2008 and the $1.4 million gain on the sale of facilities recorded in 2007 that are discussed above. Excluding the 2008 asset write-downs and the 2007 gain on the sale of facilities, non-interest income increased $574 thousand. This increase was primarily due to the net gains recorded on the sales of investment securities during 2008 as well income from the Bank’s Bank-Owned Life Insurance Policies, partially offset by decreases in net gains on the sales of loans during 2008 as compared to 2007.

Non-interest expense increased $427 thousand or 5.3% and $1.0 million or 3.1% for the three and twelve months ended December 31, 2008 as compared to the same periods in 2007. These increases were primarily due to higher occupancy expense and an increase in FDIC insurance premiums in 2008 as compared to 2007. The higher occupancy expense was mainly due to the addition of the Longwood and Downingtown branches while the increase in the FDIC expense reflects the impact of 2006 legislation that increased FDIC premiums for all commercial banks. The increased premium does not indicate any change in the FDIC risk assessment for the Bank. Non-interest expense for the year ended December 31, 2008 includes a $417 thousand reduction of salary and benefits expense associated with loan origination costs not previously deferred in prior periods.

Income tax expense decreased $226 thousand and $1.2 million for the three and twelve months ended December 31, 2008 mainly due to decreases in pretax income and increases in permanent differences as a relative percentage of pretax income.

During the three and twelve months ended December 31, 2008, the Corporation recorded a $682 thousand and $1.6 million provision for loan and lease losses, respectively, as compared to $80 thousand for the three and twelve months ended December 31, 2007. The increase in the provision for loan and lease losses was driven mainly by increased non-accrual loan and lease balances combined with loan growth and the effects of a recessionary economy. The allowance for loan and lease losses was $10.3 million at December 31, 2008, as compared to $7.8 million at December 31, 2007. The allowance for loan and lease losses at December 31, 2008 includes $1.2 million of allowance acquired through the American Home Bank acquisition. Non-accrual loan and lease balances was $10.5 million at December 31, 2008, as compared to $1.2 million at December 31, 2007. The non-accrual loan and lease balances for loan and lease losses at December 31, 2008 includes $4.0 million of non-accrual loan and lease balances acquired through the American Home Bank acquisition. The allowance for loan and lease losses as a percentage of loans at December 31, 2008 was 1.10% compared to 1.05% at December 31, 2007.

“Although many banks and financial institutions are struggling to survive, we believe that we have positioned the company for growth. On December 31, 2008 we successfully completed our acquisition of American Home Bank. This merger will help us further diversify our products, services and sources of income in the future as well as expand our geographic footprint,” said Kevin C. Quinn, First National’s President.

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has over 23 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations and community service groups throughout the Chester, Montgomery, Delaware, Lancaster and Cumberland counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. Mortgage services are provided by American Home Bank, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

Please refer to the attached financial data for further details.

(a)	The Bank is considered “well capitalized” as defined in the regulations issued pursuant to the FDIC Improvement Act of 1992.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 6,241,205 shares outstanding and is traded in the over-the-counter market under the symbol of “FCEC.” For more information, please contact the Bank’s Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	December 31,
	2008	2007

Total assets	$ 1,300,178	$ 914,781
Loans held for sale	90,940	665
Gross loans and leases	940,083	742,775
Allowance for loan and lease losses	10,335	7,817
Total investment securities	114,584	97,977
Deposits	1,015,193	704,898
Federal Home Loan Bank and other borrowings	171,170	115,384
Shareholders’ equity	83,831	67,979
Average assets	987,263	896,622
Average equity	68,861	64,772
Non-accrual loans and leases	10,515	1,194

Financial Management Services
Assets under management & custody *	484,607	591,297

STATEMENT OF INCOME	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Interest income	$ 13,559	$ 14,209	$ 55,308	$ 56,436
Interest expense	5,253	6,391	22,426	24,973

Net interest income	8,306	7,818	32,882	31,463

Provision for loan and lease losses	682	80	1,632	80

Net interest income after	7,624	7,738	31,250	31,383
provision for loan and lease losses

Wealth management and advisory services	892	1,055	3,960	4,088
Service charges on deposit accounts	689	659	2,542	2,362
Net investment securities gain	39	-	312	2
Operating lease rental income	319	324	1,285	1,273
Net gains on fixed assets and OREO	46	49	13	1,425
Net gain on the sales of loans	75	91	272	628
Bank-owned life insurance	(38)	-	165	-
Asset impairment	-	-	(1,267)	-
Other	552	530	2,248	2,009

Non-interest income	2,574	2,708	9,530	11,787

Salaries and employee benefits	4,526	4,677	18,372	19,025
Occupancy, equipment, and data processing	1,445	1,276	5,787	5,152
Depreciation expense on operating leases	261	267	1,060	1,056
Bank shares tax	192	224	785	705
Professional services	596	606	1,964	2,031
Marketing	274	195	978	902
Other	1,198	820	4,630	3,699

Non-interest expense	8,492	8,065	33,576	32,570

Income before income taxes	1,706	2,381	7,204	10,600

Income taxes	418	644	1,747	2,931

Net income	$ 1,288	$ 1,737	$ 5,457	$ 7,669

PER SHARE DATA

Net income per share (Basic)	$ 0.25	$ 0.34	$ 1.05	$ 1.49
Net income per share (Diluted)	$ 0.25	$ 0.33	$ 1.05	$ 1.47
Cash dividends declared	$ 0.140	$ 0.140	$ 0.560	$ 0.545
Book value	$ 13.44	$ 13.17	$ 13.44	$ 13.17
Average bid/ask	$ 9.65	$ 17.38	$ 9.65	$ 17.38
Basic weighted average shares	5,200,076	5,162,801	5,188,171	5,160,607
Diluted weighted average shares	5,200,076	5,214,299	5,200,323	5,219,940

* These assets are managed by the Wealth Management division of the Bank and are not assets of the Bank or the Corporation.